Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2024

Keene, N.H. July 31, 2024 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.21 per unit for the third quarter of fiscal 2024, payable on August 28, 2024 to holders of record on August 16, 2024. The distribution for the third quarter of fiscal 2023 was also $0.21 per unit. Distributions are based on actual royalty income received less incurred and anticipated expenses.

The Trust receives its royalties under the Mobil and OEG Royalty Agreements as detailed in the 2023 10-K on the Trust's website. The Trust's scheduled monthly royalty payments are paid based on the amount of royalties payable to the Trust in the prior calendar quarter. End-of-quarter royalty adjustments result from the need to align scheduled royalty payments from the operating companies with actual royalties that should have been paid in the immediately preceding calendar quarter. When actual prices and volumes are reported, there will be a positive reconciliation in the current fiscal quarter or a negative reconciliation in the subsequent fiscal quarter. As of the end of the third quarter of fiscal 2024 and based on the current exchange rate of 1.09, there were negative adjustments of $387,930 under the Mobil Agreement and $219,645 under the OEG Agreement. These negative adjustments will be offset against the scheduled royalty payments for the Trust's fourth fiscal quarter.

Scheduled royalty payments for the fourth quarter of fiscal 2024 are estimated to be $1.2 million at the current exchange rate of 1.09. The exchange rate on the date of transfer of funds will determine actual royalty income. Factors not reflected in the calculation that will determine the distribution may include a potential positive or negative royalty adjustment for calendar 2023 in September and the end-of-quarter royalty adjustment at the end of October 2024. Additionally, expenses in the quarter will be deducted from royalty income prior to the calculation of the fourth fiscal quarter's distribution. Further details will be available in the Trust's 10-Q filing at the Trust's website, shown below, or through the SEC's EDGAR website on or about August 30, 2024.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.